Mr. David Crawford

4009 Cole Avenue

Suite 370

Dallas Texas

75205

March 31 2011

Dear Mr. Crawford

Following your resignation as President/CEO of Rampart Detection Systems Ltd we wish to reconfirm your current status with the Rampart group of companies:

This letter  confirms the general terms and conditions of our agreement respecting your retention as President of  Rampart Reconnaissance Inc. and Rampart Defense Inc. as well as your appointment to the Board of Directors of Rampart Reconnaissance Inc. and Rampart Defense Inc.:

This agreement supersedes and replaces your previous agreements with Rampart Detection Systems Ltd (Rampart) dated 20 of October 2010, and February 10 2011

Effective February 10, 2011you were retained as President of Rampart Reconnaissance Inc. and Rampart Defense Inc. Additionally, following the resignation of Mr. Kenneth Swaisland from the board of directors of Rampart Reconnaissance Inc. and Rampart Defense Inc. you were appointed as the replacement director.

In your capacity as President of Rampart’s US based subsidiaries you will report directly to the Chairman of Rampart who will, on behalf of the Board of Directors of Rampart, establish and manage your employment responsibilities.

This agreement will remain in full force and effect for a period of two years from its effective date. It is clearly understood that either party to this agreement may terminate the agreement upon 10 days written notice without cause.

Within 60 days of Rampart becoming a US public entity, it is understood that the company will provide adequate “directors and officers” liability insurance for the benefit of its officers and directors.

As compensation you are to receive a base consulting fee of US $8,000 per month increasing to $12,000 per month within 120 days of Rampart becoming a US public entity. In addition you will receive 250,000 warrants permitting you to purchase 250,000 shares of Rampart at US $.40 per share. The warrants shall be “earned out” at the rate of 25,000 warrants per month. In the event that this agreement is terminated by either part then all remaining warrants will be canceled.

In addition to your standard daily duties as President of the Rampart US subsidiaries you also be responsible for establishing and instituting an Employee and Corporate Practices

Manual which will address corporate policies, procedures and practices particularly in the areas of public company compliance and employee benefits.

Please indicate your acceptance of the above terms by signing below. Upon receipt of an executed copy of this agreement we will prepare resolutions for board approval. It is understood by both parties that if required this agreement shall serve as the basis of a more comprehensive legal agreement as considered standard for the industry.

Yours sincerely

Kenneth F Swaisland

Chairman

Agreed and accepted this 10th day of February 2011

David Crawford